                                                                    EXHIBIT 99.1

AMERICA WEST ELIMINATES UNPROFITABLE COLUMBUS HUB OPERATIONS

Airline To Phase 12 Columbus-Based Regional Jets Out of Fleet

PHOENIX, Feb. 10 /PRNewswire-FirstCall/ -- America West Airlines (NYSE: AWA), the nation's second largest low-fare airline, announced today that it is eliminating hub operations in Columbus, Ohio, and, as a result, phasing 12 regional jets out of the America West Express fleet.

"The airline industry continues to face very difficult economic conditions, and the outlook for the foreseeable future offers little relief," said Douglas Parker, chairman and chief executive officer. "A necessary and critical component of restoring industry profitability is the elimination of consistently unprofitable flying. While it's clear that the airline industry's hub-and-spoke system is here to stay, it is also clear that we, as an industry, have far too many hubs.

"America West simply will not retain unprofitable portions of its operation in hopes that things might one day get better. To that end, we have made the decision to discontinue utilizing Columbus as a hub within the America West network and to concentrate our assets in our stronger hubs in Phoenix and Las Vegas," added Parker. "This is a most difficult decision for us because it impacts our loyal customers, the city of Columbus and, most importantly, our employees. However, as we look ahead it is clear that this is the right decision -- a step we must take to enhance America West's financial position, which will benefit everyone associated with our airline in the long run."

While it no longer will be a hub, Columbus will remain an integral part of America West's network as a field station, or destination city. Between early April and mid-June, America West will gradually downsize the hub to a planned four mainline flights per day to Phoenix and Las Vegas. Today, Columbus accounts for 49 daily departures to 15 destinations.

"America West established Columbus as part of a strategy to connect passengers within the southern and central United States to East Coast markets," said Scott Kirby, executive vice president, Sales and Marketing. "However, as flights from our primary hubs of Phoenix and Las Vegas grew to major East Coast markets, the value of Columbus as a connecting hub has diminished."

According to Kirby, a number of other factors have also changed in recent years. "Due to the large number of regional jets now deployed by many airlines throughout the east, an abundance of capacity exists relative to demand in the markets served by Columbus today. Additionally, Columbus has seen a much larger decline in profitability during this economic downturn than the rest of our system."

As a result, he said, despite America West's best efforts to improve financial performance, the airline is incurring losses of approximately $25 million per year from its Columbus hub operations.

As part of the downsizing of the hub, beginning April 1 America West will phase 12 Columbus-based regional jets, all of which are currently operated by Chautauqua Airlines under the America West Express banner, out of its fleet. The aircraft, which form the nucleus of America

West's hub in Columbus, are scheduled to be fully transitioned out of the fleet by mid-June. All 12 jets will remain with Chautauqua.

"Chautauqua Airlines has been a valuable partner to America West in Columbus, and we regret having to end our very close relationship," said Kirby. "As a regional partner to other major airlines, Chautauqua understands the difficulties facing our industry and has been very supportive of our position."

About 65 America West employees will remain in Columbus. The remainder of the approximately 400 Columbus-based employees will be offered the opportunity to transfer to other positions within America West. Those who choose not to relocate will receive severance packages.

"We take this action with particularly mixed emotions," said Parker. "Our employees in Columbus are outstanding. They've done a great job over the years of building a hub, representing America West in the community and providing wonderful service to our customers. We are hopeful that all of them will remain a part of the America West team. Those choosing not to will be treated fairly and with respect.

"Likewise, business and political leaders in Columbus and throughout Ohio have been incredibly supportive of America West. Fortunately for the people of Columbus, America West faced major airline competition on nearly every route that we are discontinuing, so the city will not lose significant non- stop service to any market."

With the downsizing of Columbus, America West must eliminate service to New York City LaGuardia Airport because perimeter rules at that airport prohibit flights beyond 1,500 miles. This precludes service from America West's hubs in Phoenix and Las Vegas. However, the airline will continue to serve the New York metropolitan area through both John F. Kennedy and Newark International Airports. With the exception of LaGuardia, no other year-round America West destination will be closed as a result of the elimination of the Columbus hub.

In the first quarter of 2003 the company expects to record a pre-tax special charge of approximately $10 to $15 million resulting from the elimination of its Columbus hub operations. The charge is related to the costs to terminate certain contracts, the write-off of leasehold improvements and employee transfer and severance expenses.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause America West's actual results and financial position to differ materially from these statements. The risks and uncertainties include, but are not limited to, the aftermath of the September 11 terrorist attacks and government responses, the resulting negative impacts on revenues due to airport closures and reduced demand for air travel, increased costs due to enhanced security measures and related government directives, the ability of the company to obtain sufficient additional financing if necessary to survive the adverse economic effects following the September 11 attacks, limitations on financing flexibility due to high levels of debt, financial and other covenants in debt instruments and cross default provisions and the potential dilutive impact of the warrants and convertible notes issued in connection with the term loan and related transactions, the cyclical nature of the airline industry, competitive practices in the industry, the impact of changes in fuel prices, relations with unionized employees generally and the impact of the process of negotiation of labor contracts on the company's operations, the outcome of negotiations of collective bargaining agreements and the impact of these agreements on labor costs, the impact of industry regulations and other factors described from time to time in the company's publicly available SEC reports. The company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.